Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FOURTH QUARTER RESULTS AHEAD OF TARGET

FFO Per Share Grew 8.1% over 2003; Annual Dividend Raised to $2.20 – 10th Consecutive Annual Increase

Jacksonville, Fla. (February 2, 2005) — Regency Centers Corporation announced today financial and operating results for the quarter and year ended December 31, 2004.

Funds From Operations (FFO) for the fourth quarter were $61.1 million, or $0.95 per diluted share, compared to $55.9 million and $0.91 per diluted share for the same period last year, a per share growth rate of 4.4%. For the full year, FFO was $200.9 million, or $3.21 per diluted share, compared to $181.8 million and $2.97 per diluted share for 2003, a per share growth rate of 8.1%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $45.6 million, or $0.73 per diluted share, compared to $53.3 million and $0.89 per diluted share for the same period last year. Net income for common stockholders for the year was $127.7 million, or $2.08 per diluted share, compared to $126.6 million and $2.12 per diluted share for 2003. Net income for common stockholders for the quarter and full year declined primarily due to recognizing a smaller gain on the sale of operating properties in 2004 than in 2003.

Portfolio Results

At December 31, 2004, Regency’s total assets before depreciation were approximately $3.6 billion. The Company owned 291 shopping centers and single tenant properties, including those held in joint ventures. Total gross leasable area (GLA), including tenant-owned square footage was 36.2 million square feet, located in attractive markets across the nation. Occupancy of the operating portfolio at year end was 96.1%. Same property NOI growth was 3.8% for the quarter and 2.75% for the full year. Rent growth was 12.9% for the quarter and 10.1% for the year. During the quarter Regency completed 295 new and renewal lease transactions, including leases on development properties, for a total of 966,263 square feet. For the year, Regency completed 1,267 lease transactions, leasing or renewing over 3.8 million square feet.

“Regency’s portfolio continues to perform superbly. The stable and reliable growth of net operating income has combined with attractive returns from developments and joint ventures to enhance Regency’s FFO per share growth rate,” commented Martin E. Stein, Jr., Regency’s Chairman and Chief Executive Officer.

Joint Ventures

On December 27, 2004 Regency and California State Teachers’ Retirement System (CalSTRS) formed a new co-investment partnership to acquire over $200 million in neighborhood and community shopping centers. The partnership purchased one stabilized Regency development and three additional properties for a total of approximately $124.5 million. In addition, the partnership plans to acquire approximately $100 million of properties throughout the country over the next twelve months. Regency has a 25% ownership interest and will be paid asset management, property management, acquisition and incentive fees. “We are excited to partner with CalSTRS and are enthusiastic about the opportunities this partnership will bring,” added Mr. Stein.

Capital Recycling – Investment and Disposition Activity

During the fourth quarter Regency sold five completed developments for a gross sales price of $89.6 million at an average cap rate of 7.2% with proceeds to Regency of $74.1 million. The Company also sold eight operating properties during the quarter at an average cap rate of 7.9%. The gross sales price was $151.9 million with Regency’s share being $76.0 million. For the year, Regency sold a total of 29 operating and development properties for a gross sales price of $404.0 million at an average cap rate of 8.0%. Regency’s share of the proceeds was $289.2 million. Regency also sold 44 outparcels for total proceeds of $62.4 million during the year.

Two of the five development properties sold in the fourth quarter were sold into Regency joint ventures; one to the venture with Macquarie CountryWide Trust of Australia, and the other to the newly-formed venture with CalSTRS. Regency will maintain a 25% ownership interest in each and will manage the properties on behalf of the ventures.

During the quarter Columbia Regency Retail Partners, our joint venture with the Oregon Public Employees Retirement Fund, acquired Plantation Plaza in Jacksonville, FL. Plantation Plaza is anchored by Publix and located 2 miles from the venture’s successful Julington Village center.

In the third quarter of 2004, Regency announced that it entered into definitive agreements with its joint venture partners, Macquarie Countrywide Trust (MCW) and the Oregon Public Employees Retirement Fund (OPERF), to acquire 25 retail properties totaling 2.7 million square feet from Atlanta-based Branch Properties. During October and November, Regency and its partners closed on 24 of the 25 properties. The final property will not be purchased.

Regency started twelve new projects during the quarter which represents an estimated $221.5 million of invested capital at completion and an estimated stabilized net operating income yield of 9.7%. As of December 31, 2004, the Company had 37 properties under development for an estimated total net investment at completion of $611 million. The in-process developments are 53% funded and 78% leased, including tenant-owned GLA.

Capital Markets

On November 12, 2004, Regency amended the terms of its Series D preferred units. The amendment lowers the annual dividend rate from 9.125% to 7.45%.

Dividend

On February 1, 2005, the Board of Directors approved an $0.08 dividend increase to $2.20 annually and declared a quarterly cash dividend of $0.55 per share, payable on March 1, 2005 to shareholders of record on February 15, 2005. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on March 31, 2005 to shareholders of record on March 1, 2005. The Board has also declared a quarterly cash dividend of $0.45313 on the Series 4 Preferred stock, payable on March 31, 2005 to shareholders of record on March 1, 2005.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday February 3, 2005 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2004 supplemental information package that may help investors estimate earnings for 2005. A copy of the Company’s fourth quarter 2004 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter and year ended December 31, 2004. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended December 31, 2004 and 2003	2004	2003	2004	2003
Funds From Operations:

Net income for common stockholders	45,644,971	53,289,159	127,693,984	126,614,365
Add (Less):
Depreciation expense - real estate only	18,370,306	17,228,002	71,750,847	67,791,500
Depreciation expense - joint ventures	2,320,788	1,395,921	6,419,613	4,325,735
Amortization of leasing commissions and intangibles	2,554,975	2,019,424	9,385,565	7,051,871
(Gain) on sale of operating properties	(8,968,264)	(19,243,813)	(16,956,274)	(27,001,037)
Minority interest of exchangeable partnership units	1,162,590	1,202,056	2,579,250	3,044,013

Funds from Operations	61,085,366	55,890,749	200,872,985	181,826,447

Weighted Average Shares For Diluted FFO Per Share	64,340,527	61,480,626	62,633,962	61,241,858

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency’s total assets before depreciation are $3.6 billion. As of December 31, 2004, the Company owned 291 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 36.2 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management’s beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency’s corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com.